Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operations

The following tables set forth information showing the change in revenue, average daily package volume, and average revenue per piece, both in dollars or amounts and in percentage terms:

	Year Ended December 31,		Change
	2004	2003	$	%
Revenue (in millions):
U.S. domestic package:
Next Day Air	$6,084	$5,621	$463	8.2%
Deferred	3,193	3,015	178	5.9
Ground	17,683	16,726	957	5.7

Total U.S. domestic package	26,960	25,362	1,598	6.3
International package:
Domestic	1,346	1,134	212	18.7
Export	4,991	4,049	942	23.3
Cargo	472	426	46	10.8

Total International package	6,809	5,609	1,200	21.4
Supply chain solutions:
Freight services and logistics	2,379	2,126	253	11.9
Other	434	388	46	11.9

Total Supply chain solutions	2,813	2,514	299	11.9

Consolidated	$36,582	$33,485	$3,097	9.2%

			#
Average Daily Package Volume (in thousands):
U.S. domestic package:
Next Day Air	1,194	1,185	9	0.8%
Deferred	910	918	(8)	(0.9)
Ground	10,676	10,268	408	4.0

Total U.S. domestic package	12,780	12,371	409	3.3
International package:
Domestic	815	786	29	3.7
Export	541	481	60	12.5

Total International package	1,356	1,267	89	7.0

Consolidated	14,136	13,638	498	3.7%

Operating days in period	254	252

			$
Average Revenue Per Piece:
U.S. domestic package:
Next Day Air	$20.06	$18.82	$1.24	6.6%
Deferred	13.81	13.03	0.78	6.0
Ground	6.52	6.46	0.06	0.9
Total U.S. domestic package	8.31	8.14	0.17	2.1
International package:
Domestic	6.50	5.73	0.77	13.4
Export	36.32	33.40	2.92	8.7
Total International package	18.40	16.23	2.17	13.4
Consolidated	$9.27	$8.89	$0.38	4.3%

	Year Ended December 31,		Change
	2003	2002	$	%
Revenue (in millions):
U.S. domestic package:
Next Day Air	$5,621	$5,393	$228	4.2%
Deferred	3,015	2,902	113	3.9
Ground	16,726	15,985	741	4.6

Total U.S. domestic package	25,362	24,280	1,082	4.5
International package:
Domestic	1,134	943	191	20.3
Export	4,049	3,316	733	22.1
Cargo	426	461	(35)	(7.6)

Total International package	5,609	4,720	889	18.8
Supply chain solutions:
Freight services and logistics	2,126	1,969	157	8.0
Other	388	303	85	28.1

Total Supply chain solutions	2,514	2,272	242	10.7

Consolidated	$33,485	$31,272	$2,213	7.1%

			#
Average Daily Package Volume (in thousands):
U.S. domestic package:
Next Day Air	1,185	1,111	74	6.7%
Deferred	918	895	23	2.6
Ground	10,268	10,112	156	1.5

Total U.S. domestic package	12,371	12,118	253	2.1
International package:
Domestic	786	779	7	0.9
Export	481	443	38	8.6

Total International package	1,267	1,222	45	3.7

Consolidated	13,638	13,340	298	2.2%

Operating days in period	252	252

			$
Average Revenue Per Piece:
U.S. domestic package:
Next Day Air	$18.82	$19.26	$(0.44)	(2.3)%
Deferred	13.03	12.87	0.16	1.2
Ground	6.46	6.27	0.19	3.0
Total U.S. domestic package	8.14	7.95	0.19	2.4
International package:
Domestic	5.73	4.80	0.93	19.4
Export	33.40	29.70	3.70	12.5
Total International package	16.23	13.83	2.40	17.4
Consolidated	$8.89	$8.49	$0.40	4.7%

Operating Profit

The following tables set forth information showing the change in operating profit, both in dollars (in millions) and in percentage terms:

	Year Ended December 31,		Change
	2004	2003	$	%
Operating Segment
U.S. domestic package	$3,702	$3,657	$45	1.2%
International package	1,149	732	417	57.0
Supply chain solutions	138	56	82	146.4

Consolidated Operating Profit	$4,989	$4,445	$544	12.2%

	Year Ended December 31,		Change
	2003	2002	$	%
Operating Segment
U.S. domestic package	$3,657	$3,925	$(268)	(6.8)%
International package	732	338	394	116.6
Supply chain solutions	56	(167)	223	N/A

Consolidated Operating Profit	$4,445	$4,096	$349	8.5%

U.S. Domestic Package Operations

2004 compared to 2003

U.S. domestic package revenue increased $1.598 billion, or 6.3%, for the year, which resulted from a 3.3% increase in average daily package volume and a 2.1% increase in revenue per piece. Ground volume increased 4.0% during the year, driven in part by the improving U.S. economy, and reflects growth in both commercial and residential deliveries. Ground volume increased 4.8% during the first nine months of the year, but slowed to 1.5% during the fourth quarter. Total Next Day Air volume (up 0.8%) and total deferred volume (down 0.9%) were both significantly affected by declines in letter volume, but offset by an increase in Next Day Air package volume. The 2004 decline in Next Day Air and deferred letter volume is largely due to the slowdown in mortgage refinancing, which was notably strong in 2003.

Ground revenue per piece increased 0.9% for the year primarily due to the impact of a rate increase that took effect in 2004, but growth was adversely impacted by approximately 130 basis points due to the removal of the fuel surcharge on ground products, as discussed below. Next Day Air revenue per piece increased 6.6%, while deferred revenue per piece increased 6.0%, primarily due to the shift in product mix from letters to packages, the rate increase, and the modified fuel surcharge on domestic air products.

On January 5, 2004, a rate increase took effect which was in line with previous years’ rate increases. We increased rates for standard ground shipments an average of 1.9% for commercial deliveries. The ground residential surcharge increased $0.25 to $1.40 over the commercial ground rate. An additional delivery area surcharge of $1.00 was implemented for commercial deliveries in certain ZIP codes. Rates for UPS Hundredweight increased 5.9%. In addition, we increased rates for UPS Next Day Air an average of 2.9% and increased rates for deferred services by 2.9%.

In addition, we discontinued the fuel surcharge on ground products, while we began to apply a new indexed surcharge to domestic air products. This indexed fuel surcharge for the domestic air products is based on the U.S. Energy Department’s Gulf Coast spot price for a gallon of kerosene-type jet fuel. Based on published rates, the average fuel surcharge applied to our air products during 2004 was 7.07%, compared with the average surcharge of 1.47% applied to both air and ground products in 2003, resulting in an increase in domestic fuel surcharge revenue of $290 million during the year.

U.S. domestic package operating profit increased $45 million, or 1.2%, primarily due to the increase in volume and revenue growth discussed previously, but somewhat offset by increased aircraft impairment charges ($91 million in 2004 compared to $69 million in 2003) and a $63 million pension charge related to the consolidation of data systems used to collect and accumulate plan participant data.

2003 compared to 2002

U.S. domestic package revenue increased $1.082 billion, or 4.5%, for the year, which was driven by a 2.1% increase in average daily package volume and a 2.4% increase in revenue per piece. Ground volume increased by 1.5% in 2003, reversing a 2.0% decline in 2002, reflecting the improving U.S. economy and the impact that labor negotiations had on lowering volume during portions of 2002. The volume for our UPS Next Day Air products increased by 6.7% during the year, driven by double-digit growth in overnight letters which was influenced by the strength in mortgage refinancing activity during 2003. The increase in U.S. domestic average daily package volume was more significant in the latter half of the year. In the third and fourth quarters of 2003, total U.S. domestic average daily package volume increased 3.2% and 4.9%, respectively.

The overall improvement in revenue per piece was primarily due to the rate increase that became effective in January 2003, with some additional benefit from the fuel surcharge as described below. The decline in revenue per piece for the Next Day Air products, and the relatively smaller increase for the deferred products, was primarily due to the relatively higher growth in letter volume compared with the growth in package volume for these products.

On January 6, 2003, we increased rates for standard ground shipments an average of 3.9% for commercial deliveries. The ground residential surcharge increased $0.05 to $1.15 over the commercial ground rate. The additional delivery area surcharge added to residential deliveries in certain ZIP codes increased $0.25 to $1.75. Rates for UPS Hundredweight increased 5.9%. In addition, we increased rates for UPS Next Day Air an average of 3.4% and increased rates for deferred services by 4.5%.

During 2003, the index-based fuel surcharge reset on a monthly basis and was based on the National U.S. Average On-Highway Diesel Fuel Prices as reported by the U.S. Department of Energy. Based on published rates, the average fuel surcharge increased to 1.47% in 2003 from 0.78% in 2002, resulting in an increase in fuel surcharge revenue of $144 million. Effective in 2004, we discontinued the fuel surcharge on ground service, while an indexed surcharge was applied to our Next Day Air and deferred products. This indexed fuel surcharge for the domestic air products was based on the U.S. Energy Department’s Gulf Coast spot price for a gallon of kerosene-type jet fuel.

U.S. domestic package operating profit declined $268 million, or 6.8%, primarily due to the slow volume and revenue growth combined with an increase in operating expenses (discussed further below under the section titled “Operating Expenses and Operating Margin”). U.S. domestic package operating profit increased 4.1% in the third quarter and decreased by 7.5% in the fourth quarter. In the fourth quarter of 2002, U.S. domestic package operating profit benefited from a $175 million credit due to a change in our vacation policy for non-union employees.

During the third quarter of 2003, we sold our Aviation Technologies business unit and recognized a pre-tax gain of $24 million ($15 million after-tax, or $0.01 per diluted share), which is recorded in other operating expenses within the U.S. domestic package segment. The operating results of the Aviation Technologies unit were previously included in our U.S. domestic package segment, and were not material to our consolidated operating results in any of the periods presented.

International Package Operations

2004 compared to 2003

International package revenue improved $1.200 billion, or 21.4%, for the year primarily due to the 12.5% volume growth for our export products and strong revenue per piece improvements. Revenue increased $295 million during the year due to currency fluctuations. Revenue growth was also impacted by the change to our fuel surcharge (discussed below) as well as rate changes, which vary by geographical market and occur throughout the year. Rates for international shipments originating in the United States (Worldwide Express, Worldwide Express Plus, UPS Worldwide Expedited and UPS International Standard service) increased an average of 3.5%.

In January 2004, changes were made to the calculation of our fuel surcharge on international products (including U.S. export products). The surcharge is now indexed to fuel prices in our different international regions, depending on where the shipment takes place. The current surcharge is only applied to our international express products, while the previous surcharge was applied to all international products. These changes, along with higher fuel prices, had the effect of increasing international package revenue by $231 million during the year.

We experienced double-digit export volume growth in each region throughout the world, with the Asia-Pacific region leading with 24% export volume growth, including a 101% increase in China export volume. Export volume continues to benefit from our expanding international network, such as the six additional flights to Shanghai, China that were added in the fourth quarter. European export volume grew in excess of 10%, and was positively influenced by the addition of 10 countries to the European Union. Non-U.S. domestic volume increased 3.7% for the year, and primarily reflects improvements in our European and Canadian domestic delivery businesses.

Export revenue per piece increased 8.7% for the year (2.9% currency-adjusted), benefiting from rate increases and the impact of the fuel surcharge. In total, international average daily package volume increased 7.0% and average revenue per piece increased 13.4% (6.5% currency-adjusted).

The improvement in operating profit for our international package operations was $417 million, or 57.0%, for the year, $54 million of which was due to favorable currency fluctuations. This increase in operating profit was primarily due to the strong export volume growth and revenue per piece increases described previously, and a strong increase in operating margin through better network utilization. International operating profit was adversely affected by aircraft impairment charges of $19 million in 2004, compared to a $6 million charge in 2003.

2003 compared to 2002

International package revenue improved $889 million, or 18.8%, for the year due primarily to the 8.6% volume growth for our export products and strong revenue per piece improvements, a portion of which can be attributed to the impact of currency. Revenue increased $443 million during the year due to currency fluctuations. Export volume increased throughout the world, with Asia-Pacific, Canada, and the Americas showing double-digit export volume growth, and U.S. and European export volume increasing slightly over 6%. European export volume growth was adversely impacted by the strength of the Euro and the weak European economy. Domestic volume increased 0.9% for the year, reversing a 3.2% decline from the previous year, which was also negatively affected by the weak European economy.

Export revenue per piece increased 12.5% for the year (3.3% currency-adjusted), due to improvements in product mix and continued focus on yield management. In total, international average daily package volume increased 3.7% and average revenue per piece increased 17.4% (6.2% currency-adjusted). The 7.6% decline in cargo revenue during the year was largely due to a reduction of flights in our air network in the Americas.

Rates for international shipments originating in the United States (UPS Worldwide Express, UPS Worldwide Express Plus, UPS Worldwide Expedited and UPS Standard service) increased an average of 3.9%. Rate changes for shipments originating outside the United States generally are made throughout the year and vary by geographic market.

The improvement in operating profit for our international package operations was $394 million for the year, $117 million of which was due to favorable currency fluctuations. This increase in operating profit was primarily due to the strong export volume growth and revenue per piece increases described previously. In 2002, international operating profit benefited from an $11 million credit to operating expense as a result of a change in our vacation policy for non-union employees.

Supply Chain Solutions Operations

2004 compared to 2003

Supply chain solutions revenue increased $299 million, or 11.9%, for the year. Freight services and logistics revenue increased by 11.9% during the year, with strong growth in our air and ground freight forwarding businesses, as well as our logistics business. The acquisition of Menlo Worldwide Forwarding, which was completed in December 2004, increased freight services and logistics revenue by $33 million. Favorable currency fluctuations provided $73 million of the increase in revenue for the year. The other businesses within supply chain solutions, which includes our retail franchising business, our mail and consulting services, and our financial business, increased revenue by 11.9% for the year, largely due to strong double-digit franchise and royalty revenue growth at our retail franchising business resulting from an expanding store base.

Supply chain solutions operating profit increased $82 million, or 146.4%, for the year, primarily due to improved results from our financial business (largely due to a lower loan loss provision), and our mail services business, which was affected in 2003 by the sale of our Mail Technologies business unit as described in the next paragraph. Our retail franchising business also experienced profit growth, due to the increased franchise and royalty revenue noted previously.

During the second quarter of 2003, we sold our Mail Technologies business unit in a transaction that increased net income by $14 million, or $0.01 per diluted share. The gain consisted of a pre-tax loss of $24 million recorded in other operating expenses within the supply chain solutions segment, and a tax benefit of $38 million recognized in conjunction with the sale. The tax benefit exceeded the pre-tax loss from this sale primarily because the goodwill impairment charge we previously recorded for the Mail Technologies business unit was not deductible for income tax purposes. Consequently, our tax basis was greater than our book basis, thus producing the tax benefit described above. The operating results of the Mail Technologies unit were previously included in our supply chain solutions segment, and were not material to our consolidated operating results in any of the periods presented.

2003 compared to 2002

Supply chain solutions revenue increased $242 million, or 10.7%, for the year. Freight services and logistics revenue increased by 8.0% during the year. This increase was due to growth in our supply chain management and other logistics businesses, with international revenues growing faster than in the United States, partially as a result of favorable currency fluctuations. Favorable currency fluctuations accounted for $74 million of the increase in revenue. Freight forwarding revenue increased at a slower rate, which was influenced by global economic conditions and increased air revenue in 2002 as a result of the work disruption at U.S. west coast ports. The other businesses within supply chain solutions, which includes our retail franchising business, our mail and consulting services, and our financial business, increased revenue by 28.1% for the year, primarily due to increased franchise revenue at our retail franchising business and improvements at our mail services unit.

Supply chain solutions operating profit increased $223 million for the year. This increase was primarily due to higher operating profit from our freight services and logistics business, which was driven by the increase in revenue as well as the cost savings produced by our integration and restructuring program. Supply chain solutions operating profit in 2002 was reduced by the $106 million restructuring charge and related expenses, and was increased by $11 million due to the change in our vacation policy for non-union employees.

Operating Expenses and Operating Margin

2004 compared to 2003

Consolidated operating expenses increased by $2.553 billion, or 8.8%, for the year, $311 million of which was due to currency fluctuations in our international package and supply chain solutions segments. Compensation and benefits increased by $1.588 billion, or 8.2%, for the year, largely due to increased payroll costs, increased health and welfare expense, and higher pension expense for our union pension plans. Stock-based compensation expense increased $167 million, or 23.2%, during the year, primarily as a result of increased management incentive awards expense and adopting the measurement provisions of FAS 123 prospectively beginning with 2003 stock-based compensation awards.

Other operating expenses increased by $965 million, or 9.9%, for the year, largely due to a 34.9% increase in fuel expense and a 12.6% increase in purchased transportation, but were somewhat offset by a decline in depreciation and amortization expense. The increase in fuel expense was primarily due to higher prices for Jet-A, diesel, and unleaded gasoline, in addition to somewhat higher fuel usage and lower hedging gains. The increase in purchased transportation expense was influenced by the impact of currency, higher fuel prices, and volume growth in our international package business. The decline in depreciation and amortization for the year was impacted by lower depreciation expense on aircraft engines, largely due to the retirement of some older aircraft. The increase in repairs and maintenance expense was affected by increased expense on vehicle parts and airframe and engine maintenance. The increase in other occupancy expense was largely related to higher rent expense, but somewhat offset by lower real estate taxes. The increase in other expenses was affected by the $110 million impairment of aircraft, engines, and parts, as well as the $63 million pension charge discussed previously, in addition to higher advertising costs.

Our consolidated operating margin, defined as operating profit as a percentage of revenue, increased in 2004 compared with 2003. The operating margins for our three business segments were as follows:

	Year Ended December 31,
	2004	2003	2002
Operating Segment
U.S. domestic package	13.7%	14.4%	16.2%
International package	16.9%	13.1%	7.2%
Supply chain solutions	4.9%	2.2%	(7.4)%
Consolidated	13.6%	13.3%	13.1%

2003 compared to 2002

Consolidated operating expenses increased by $1.864 billion, or 6.9%, for the year, $398 million of which was due to currency fluctuations in our international package and supply chain solutions segments. Compensation and benefits increased by $1.388 billion, or 7.7%, for the year, primarily due to increased health and welfare benefit costs and higher pension expense. Stock-based compensation expense totaled $724 million in 2003, a 14.0% increase over 2002, primarily as a result of increased Management Incentive Awards expense and adopting the measurement provisions of FAS 123 for 2003 stock-based compensation awards.

Other operating expenses increased by $476 million, or 5.2%, for the year, largely due to a 12.3% increase in occupancy costs, a 10.3% increase in fuel expense, and smaller increases in purchased transportation, repairs and maintenance, and depreciation and amortization. Other operating expenses in 2002 were affected by the $106 million restructuring charge and related expenses incurred in the integration of our Freight Services and Logistics Group operations into our supply chain solutions business. The growth in other occupancy expense was impacted by higher rent expense on buildings and facilities, higher real estate taxes, and weather-related increases in natural gas and utilities expense. The fuel expense increase was due to higher fuel prices in 2003, somewhat offset by hedging gains and lower fuel usage. The increase in purchased transportation expense was influenced by the impact of currency and growth in our international package and supply chain solutions businesses. The growth in depreciation and amortization reflects the addition of new aircraft, the completion of facilities projects (including UPS Worldport), and increased amortization of capitalized software. The increase in repairs and maintenance was primarily due to higher vehicle, aircraft, and equipment maintenance expense.

The increase in other expenses was primarily due to a $75 million impairment charge recorded in the fourth quarter of 2003, resulting from an impairment evaluation performed when we permanently removed a number of Boeing 727 and DC-8 aircraft from service.

Investment Income/Interest Expense

2004 compared to 2003

Investment income increased by $64 million during the year, primarily due to a $58 million impairment charge recognized during 2003. We periodically review our investments for indications of other than temporary impairment considering many factors, including the extent and duration to which a security’s fair value has been less than its cost, overall economic and market conditions, and the financial condition and specific prospects for the issuer. During the first quarter of 2003, after considering the continued decline in the U.S. equity markets, we recognized an impairment charge of $58 million, primarily related to our investment in S&P 500 equity portfolios. Investment income also increased in 2004 due to higher interest rates earned on cash balances, but was somewhat offset by increased equity-method losses on certain investment partnerships.

The $28 million increase in interest expense during 2004 was primarily due to the impact of higher interest rates on variable rate debt and certain interest rate swaps, as well as the impact of currency exchange rates and imputed interest expense associated with certain investment partnerships. The impact of higher interest rates was somewhat offset by lower average debt balances outstanding in 2004 compared to 2003.

In December 2003, we redeemed $300 million in cash-settled convertible senior notes at a price of 102.703, and also terminated the swap transaction associated with the notes. The redemption amount paid was lower than the amount recorded for the fair value of the notes at the time of redemption, which, along with the cash settlement received on the swap, resulted in a $28 million non-operating gain recorded in 2003 results.

2003 compared to 2002

The decrease in investment income of $45 million in 2003 is primarily due to the $58 million impairment charge recognized during the first quarter of 2003. The $52 million decline in interest expense in 2003 was primarily the result of lower commercial paper balances outstanding, lower interest rates on variable rate debt, and lower floating rates on interest rate swaps.

Net Income and Earnings Per Share

2004 compared to 2003

2004 net income was $3.333 billion, a 15.0% increase from the $2.898 billion in 2003, resulting in an increase in diluted earnings per share to $2.93 in 2004 from $2.55 in 2003. Net income in 2004 was adversely impacted by a $70 million after-tax impairment charge ($0.06 per diluted share) on Boeing 727, 747, and McDonnell Douglas DC-8 aircraft, engines, and parts, as well as a $40 million after-tax charge ($0.04 per diluted share) to pension expense resulting from the consolidation of data systems used to collect and accumulate plan participant data. Net income was positively impacted by credits to income tax expense totaling $142 million ($0.13 per diluted share) related to various items, including the resolution of certain tax matters, the removal of a portion of the valuation allowance on certain deferred tax assets on net operating loss carryforwards, and an adjustment for identified tax contingency items.

Net income in 2003 was favorably impacted by the $14 million after-tax gain ($0.01 per diluted share) on the sale of Mail Technologies, the $15 million after-tax gain ($0.01 per diluted share) on the sale of Aviation Technologies, and the $18 million after-tax gain ($0.02 per diluted share) recognized upon redemption of our $300 million cash-settled senior convertible notes. Net income in 2003 was adversely impacted by the $37 million after-tax investment impairment charge ($0.03 per diluted share) described previously. Net income in 2003 was also favorably impacted by reductions in income tax expense of $116 million ($0.10 per diluted share) due to the resolution of various tax issues with the IRS, a favorable court ruling on the tax treatment of jet engine maintenance costs, and a lower effective state tax rate.

2003 compared to 2002

Net income for 2003 was $2.898 billion, a decrease of $284 million from the $3.182 billion achieved in 2002, resulting in a decrease in diluted earnings per share to $2.55 in 2003 from $2.81 in 2002. Net income in 2003 was affected by the items noted above. Net income in 2002 was favorably impacted by a $776 million after-tax ($0.68 per diluted share) benefit resulting from the reversal of a portion of the previously established tax assessment liability, and by $121 million after-tax ($0.11 per diluted share) from the credit to expense as a result of the change in our vacation policy for non-union employees. Net income in 2002 was adversely impacted by $65 million after-tax ($0.06 per diluted share) due to the restructuring charge and related expenses and by $72 million after-tax ($0.06 per diluted share) due to the FAS 142 cumulative expense adjustment.

Liquidity and Capital Resources

Net Cash From Operating Activities

Net cash provided by operating activities was $5.331, $4.576, and $5.688 billion in 2004, 2003 and 2002, respectively. The increase in 2004 operating cash flows compared with 2003 was primarily due to higher net income, decreased pension and retirement plan fundings, and cash received upon the resolution of various tax matters. In 2004, we funded $450 million to our pension plans as compared to $1.136 billion in 2003. As discussed in Note 5 to the consolidated financial statements, projected pension contributions to plan trusts in 2005 are approximately $723 million. In 2004, we received $610 million from our previously disclosed settlement with the Internal Revenue Service (IRS) primarily on tax matters related to excess value package insurance for tax years 1983-84 and 1991-98 (see “Contingencies” section below). As of December 31, 2004, we had a $371 million receivable recorded for the settlement related to tax years 1985-90.

On October 28, 2004, we announced a rate increase and a change in the fuel surcharge that will take effect on January 3, 2005. We increased rates 2.9% on UPS Next Day Air, UPS 2nd Day Air, UPS 3 Day Select, and UPS Ground. We also increased rates 2.9% for international shipments originating in the United States (Worldwide Express, Worldwide Express Plus, UPS Worldwide Expedited and UPS International Standard service). Other pricing changes include an increase of $0.25 for delivery area surcharge on both residential and commercial services to certain ZIP codes. The residential surcharge will increase $0.10 for UPS Ground services and $0.35 for UPS Next Day Air, UPS 2nd Day Air and UPS 3 Day Select. These rate changes are customary, and are consistent with previous years’ rate increases. Additionally, in January 2005 we will modify the fuel surcharge on domestic and international air services by setting a maximum cap of 9.5%. A fuel surcharge of 2% will be applied to UPS Ground services that will fluctuate after January 2005 based on the U.S. Energy Department’s On-Highway Diesel Fuel Price. Rate changes for shipments originating outside the U.S. were made throughout the past year and varied by geographic market.

Net Cash Used In Investing Activities

Net cash used in investing activities was $3.638, $2.742, and $3.281 billion in 2004, 2003 and 2002, respectively. The primary reason for the increased cash used in investing activities has been the increasing net purchases of marketable securities, due to the excess of cash generated over our capital investment needs. The increase in funds used for business acquisitions is primarily due to the Menlo Worldwide Forwarding and UPS Yamato Express Co. acquisitions in 2004 (see Note 7 to the consolidated financial statements). The cash generated from finance receivables was primarily due to principal payments on finance receivables and sales of portions of our portfolio, primarily in the receivable factoring business.

Capital expenditures represent a primary use of cash in investing activities, as follows (in millions):

	2004	2003	2002
Buildings and facilities	$547	$451	$528
Aircraft and parts	829	1,019	638
Vehicles	393	161	41
Information technology	358	316	451

	$2,127	$1,947	$1,658

As described in the “Commitments” section below, we have commitments for the purchase of aircraft, vehicles, equipment and other fixed assets to provide for the replacement of existing capacity and anticipated future growth. We fund our capital expenditures with our cash from operations.

Net Cash Used In Financing Activities

Net cash used in financing activities was $2.014, $2.110 and $2.090 billion in 2004, 2003 and 2002, respectively. Our primary use of cash in financing activities has been to repurchase stock, pay dividends, and repay long-term debt. In October 2004, a total of $2.0 billion was authorized for share repurchases as part of our continuing share repurchase program. As of December 31, 2004, $1.817 billion of this authorization was available for future share repurchases. We repurchased a total of $1.310 billion of common stock in 2004.

We increased our cash dividends per share to $1.12 in 2004 from $0.92 in 2003, resulting in an increase in total cash dividends paid to $1.208 billion from $956 million. The declaration of dividends is subject to the discretion of the Board of Directors and will depend on various factors, including our net income, financial condition, cash requirements, future prospects, and other relevant factors. We expect to continue the practice of paying regular cash dividends. In February 2005, the Board of Directors declared a $0.33 per share dividend, which represents a 17.9% increase over the $0.28 previous quarterly dividend. The dividend is payable on March 9, 2005 to shareowners of record on February 22, 2005.

During 2004, we repaid $468 million in debt, primarily consisting of $264 million in commercial paper, $56 million in redemptions of UPS Notes, $57 million in scheduled principal payments on capital lease obligations, and $60 million for the redemption of our Singapore Dollar notes issue. Issuances of debt primarily consisted of $735 million in commercial paper and $41 million in UPS Notes. We consider the overall fixed and floating interest rate mix of our portfolio and the related overall cost of borrowing when planning for future issuances and non-scheduled repayments of debt.

Sources of Credit

We maintain two commercial paper programs under which we are authorized to borrow up to $7.0 billion. Approximately $1.015 billion was outstanding under these programs as of December 31, 2004, with an average interest rate of 2.10%. The entire balance outstanding has been classified as a current liability in our balance sheet. In addition, we maintain an extendable commercial notes program under which we are authorized to borrow up to $500 million. No amounts were outstanding under this program at December 31, 2004.

We maintain two credit agreements with a consortium of banks. These agreements provide revolving credit facilities of $1.0 billion each, with one expiring on April 21, 2005 and the other on April 24, 2008. Interest on any amounts we borrow under these facilities would be charged at 90-day LIBOR plus 15 basis points. There were no borrowings under either of these agreements as of December 31, 2004.

In August 2003, we filed a $2.0 billion shelf registration statement under which we may issue debt securities in the United States. There was approximately $126 million issued under this shelf registration statement at December 31, 2004, all of which consists of issuances under our UPS Notes program.

Our existing debt instruments and credit facilities do not have cross-default or ratings triggers, however these debt instruments and credit facilities do subject us to certain financial covenants. These covenants generally require us to maintain a $3.0 billion minimum net worth and limit the amount of secured indebtedness available to the company. These covenants are not considered material to the overall financial condition of the company, and all covenant tests were passed as of December 31, 2004.

Commitments

We have contractual obligations and commitments in the form of operating leases, capital leases, debt obligations and purchase commitments. We intend to satisfy these obligations through the use of cash flow from operations. The following table summarizes our contractual obligations and commitments as of December 31, 2004 (in millions):

Year	Capitalized Leases	Operating Leases	Debt Principal	Purchase Commitments
2005	$97	$370	$1,110	$1,012
2006	70	327	6	488
2007	121	242	—	223
2008	132	169	27	274
2009	76	128	84	637
After 2009	62	590	2,777	1,129

Total	$558	$1,826	$4,004	$3,763

In December 2004, we amended our existing aircraft purchase agreement with Airbus Industries. The amended agreement will reduce Airbus A300-600 aircraft on order from 50 to 13, and the number of options on this aircraft from 37 to zero. These 13 aircraft remaining on order will be delivered to UPS by July 2006. Additionally, we placed a firm order for 10 Airbus A380 freighter aircraft, and obtained options to purchase 10 additional A380 aircraft. The Airbus A380 aircraft will be delivered to UPS between 2009 and 2012. The purchase commitments information above reflects the amended agreement.

In January 2005, we also announced an agreement to purchase an additional 11 Boeing MD-11 pre-owned aircraft. These aircraft will be delivered to UPS between 2005 and 2007.

We believe that funds from operations and borrowing programs will provide adequate sources of liquidity and capital resources to meet our expected long-term needs for the operation of our business, including anticipated capital expenditures, such as commitments for aircraft purchases, for the foreseeable future.

Contingencies

On August 9, 1999, the United States Tax Court held that we were liable for tax on income of Overseas Partners Ltd., a Bermuda company that had reinsured excess value (“EV”) insurance purchased by our customers beginning in 1984, and that we were liable for additional tax for the 1983 and 1984 tax years. The IRS took similar positions to those advanced in the Tax Court decision for tax years subsequent to 1984 through 1998. On June 20, 2001, the U.S. Court of Appeals for the Eleventh Circuit ruled in our favor and reversed the Tax Court decision. In January 2003, we and the IRS finalized settlement of all outstanding tax issues related to EV package insurance. Under the terms of settlement, we agreed to adjustments that will result in income tax due of approximately $562 million, additions to tax of $60 million and related interest. The amount due to the IRS as a result of the settlement is less than amounts we previously had accrued. As a result, we recorded income, before taxes, of $1.023 billion ($776 million after tax) during the fourth quarter of 2002. In the first quarter of 2004, we received a refund of $185 million pertaining to the 1983 and 1984 tax years.

The IRS had proposed adjustments, unrelated to the EV package insurance matters discussed above, regarding the allowance of deductions and certain losses, the characterization of expenses as capital rather than ordinary, the treatment of certain income, and our entitlement to tax credits in the 1985 through 1998 tax years. In the third quarter of 2004, we settled all outstanding issues related to each of the tax years 1991 through 1998. In the fourth quarter of 2004, we received a refund of $425 million pertaining to the 1991 through 1998 tax years. We expect to receive the $371 million of refunds related to the 1985 through 1990 tax years within the next six months.

The IRS may take similar positions with respect to some of the non-EV package insurance matters for each of the years 1999 through 2004. If challenged, we expect that we will prevail on substantially all of these issues. Specifically, we believe that our practice of expensing the items that the IRS alleges should have been capitalized is consistent with the practices of other industry participants. We believe that the eventual resolution of these issues will not have a material adverse effect on our financial condition, results of operations or liquidity.

We were named as a defendant in twenty-three now-dismissed lawsuits that sought to hold us liable for the collection of premiums for EV insurance in connection with package shipments since 1984. Based on state and federal tort, contract and statutory claims, these cases generally claimed that we failed to remit collected EV premiums to an independent insurer; we failed to provide promised EV insurance; we acted as an insurer without complying with state insurance laws and regulations; and the price for EV insurance was excessive. These actions were all filed after the August 9, 1999 U.S. Tax Court decision, discussed above, which the U.S. Court of Appeals for the Eleventh Circuit later reversed.

These twenty-three cases were consolidated for pre-trial purposes in a multi-district litigation proceeding (“MDL Proceeding”) in federal court in New York. In addition to the cases in which UPS was named as a defendant, there also was an action, Smith v. Mail Boxes Etc., against Mail Boxes Etc. and its franchisees relating to UPS EV insurance and related services purchased through Mail Boxes Etc. centers. That case also was consolidated into the MDL Proceeding.

In late 2003, the parties reached a global settlement resolving all claims and all cases in the MDL proceeding. In reaching the settlement, we and the other defendants expressly denied any and all liability. On July 30, 2004, the court issued an order granting final approval to the substantive terms of the settlement. No appeals were filed and the settlement became effective on September 8, 2004.

Pursuant to the settlement, UPS has provided qualifying settlement class members with vouchers toward the purchase of specified UPS services and will pay the plaintiffs’ attorneys’ fees, the total amount of which still remains to be determined by the court. Other defendants have contributed to the costs of the settlement, including the attorneys’ fees. The ultimate cost to us of the proposed settlement will depend on a number of factors, including how many vouchers settlement class members actually use. We do not believe that this proposed settlement will have a material effect on our financial condition, results of operations, or liquidity.

We are a defendant in a number of lawsuits filed in state courts containing various class-action allegations under state wage-and-hour laws. In one of these cases, Marlo v. UPS, which has been certified as a class action in California state court, plaintiffs allege that they improperly were denied overtime, penalties for missed meal and rest periods, interest and attorneys’ fees. Plaintiffs purport to represent a class of 1,200 full-time supervisors.

We have denied any liability with respect to these claims and intend to vigorously defend ourselves in these cases. At this time, we have not determined the amount of any liability that may result from these matters or whether such liability, if any, would have a material adverse effect on our financial condition, results of operations, or liquidity.

In addition, we are a defendant in various other lawsuits that arose in the normal course of business. We believe that the eventual resolution of these cases will not have a material adverse effect on our financial condition, results of operations, or liquidity.

We participate in a number of trustee-managed multi-employer pension and health and welfare plans for employees covered under collective bargaining agreements. Several factors could result in potential funding deficiencies which could cause us to make significantly higher future contributions to these plans, including unfavorable investment performance, changes in demographics, and increased benefits to participants. At this time, we are unable to determine the amount of additional future contributions, if any, or whether any material adverse effect on our financial condition, results of operations, or cash flows could result from our participation in these plans.

Due to the events of September 11, 2001, increased security requirements for air carriers may be forthcoming; however, we do not anticipate that such measures will have a material adverse effect on our financial condition, results of operations, or liquidity. In addition, our insurance premiums have risen and we have taken several actions, including self-insuring certain risks, to mitigate the expense increase.

As of December 31, 2004, we had approximately 229,000 employees employed under a national master agreement and various supplemental agreements with local unions affiliated with the International Brotherhood of Teamsters (“Teamsters”). These agreements run through July 31, 2008. The majority of our pilots are employed under a collective bargaining agreement with the Independent Pilots Association, which became amendable January 1, 2004. Negotiations are ongoing with the assistance of the National Mediation Board. Our airline mechanics are covered by a collective bargaining agreement with Teamsters Local 2727, which becomes amendable on November 1, 2006. In addition, the majority of our ground mechanics who are not employed under agreements with the Teamsters are employed under collective bargaining agreements with the International Association of Machinists and Aerospace Workers. These agreements run through July 31, 2009.

Market Risk

We are exposed to market risk from changes in certain commodity prices, foreign currency exchange rates, interest rates, and equity prices. All of these market risks arise in the normal course of business, as we do not engage in speculative trading activities. In order to manage the risk arising from these exposures, we utilize a variety of foreign exchange, interest rate, equity and commodity forward contracts, options, and swaps.

The following analysis provides quantitative information regarding our exposure to commodity price risk, foreign currency exchange risk, interest rate risk, and equity price risk. We utilize valuation models to evaluate the sensitivity of the fair value of financial instruments with exposure to market risk that assume instantaneous, parallel shifts in exchange rates, interest rate yield curves, and commodity and equity prices. For options and instruments with non-linear returns, models appropriate to the instrument are utilized to determine the impact of market shifts. There are certain limitations inherent in the sensitivity analyses presented, primarily due to the assumption that exchange rates change in a parallel fashion and that interest rates change instantaneously. In addition, the analyses are unable to reflect the complex market reactions that normally would arise from the market shifts modeled.

A discussion of our accounting policies for derivative instruments and further disclosures are provided in Note 16 to the consolidated financial statements.

Commodity Price Risk

We are exposed to an increase in the prices of refined fuels, principally jet-A, diesel, and unleaded gasoline, which are used in the transportation of packages. Additionally, we are exposed to an increase in the prices of other energy products, primarily natural gas and electricity, used in our operating facilities throughout the world. We use a combination of options, swaps, and futures contracts to provide some protection from rising fuel and energy prices. These derivative instruments generally cover forecasted fuel and energy consumption for periods of one to three years. The net fair value of such contracts subject to price risk, excluding the underlying exposures, as of December 31, 2004 and 2003 was an asset of $101 and $30 million, respectively. The potential loss in the fair value of these derivative contracts, assuming a hypothetical 10% change in the underlying commodity price, would be approximately $32 and $17 million at December 31, 2004 and 2003, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

Foreign Currency Exchange Risk

We have foreign currency risks related to our revenue, operating expenses, and financing transactions in currencies other than the local currencies in which we operate. We are exposed to currency risk from the potential changes in functional currency values of our foreign currency-denominated assets, liabilities, and cash flows. Our most significant foreign currency exposures relate to the Euro, the British Pound Sterling and the Canadian Dollar. We use a combination of purchased and written options and forward contracts to hedge cash flow currency exposures. These derivative instruments generally cover forecasted foreign currency exposures for periods up to one year. As of December 31, 2004 and 2003, the net fair value of the hedging instruments described above was a liability of $(28) and $(48) million, respectively. The potential loss in fair value for such instruments from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be approximately $117 and $97 million at December 31, 2004 and 2003, respectively. This sensitivity analysis assumes a parallel shift in the foreign currency exchange rates. Exchange rates rarely move in the same direction. The assumption that exchange rates change in a parallel fashion may overstate the impact of changing exchange rates on assets and liabilities denominated in a foreign currency.

Interest Rate Risk

As described in Note 8 to the consolidated financial statements, we have issued debt instruments, including debt associated with capital leases, that accrue expense at fixed and floating rates of interest. We use a combination of derivative instruments, including interest rate swaps and cross-currency interest rate swaps, as part of our program to manage the fixed and floating interest rate mix of our total debt portfolio and related overall cost of borrowing. These swaps are generally entered into concurrently with the issuance of the debt that they are intended to modify, and the notional amount, interest payment, and maturity dates of the swaps match the terms of the associated debt.

Our floating rate debt and interest rate swaps subject us to risk resulting from changes in short-term (primarily LIBOR) interest rates. The potential change in annual interest expense resulting from a hypothetical 100 basis point change in short-term interest rates applied to our floating rate debt and swap instruments at December 31, 2004 and 2003 would be approximately $29 and $25 million, respectively.

As described in Note 1 and Note 2 to the consolidated financial statements, we have certain investments in debt, auction rate, and preferred securities that accrue income at variable rates of interest. The potential change in annual investment income resulting from a hypothetical 100 basis point change in interest rates applied to our investments exposed to variable interest rates at December 31, 2004 and 2003 would be approximately $45 and $31 million, respectively.

Additionally, as described in Note 3 to the consolidated financial statements, we hold a portfolio of finance receivables that accrue income at fixed and floating rates of interest. The potential change in the annual income resulting from a hypothetical 100 basis point change in interest rates applied to our variable rate finance receivables at December 31, 2004 and 2003 would be immaterial.

This interest rate sensitivity analysis assumes interest rate changes are instantaneous, parallel shifts in the yield curve. In reality, interest rate changes are rarely instantaneous or parallel. While this is our best estimate of the impact of the specified interest rate scenarios, these estimates should not be viewed as forecasts. We adjust the fixed and floating interest rate mix of our interest rate sensitive assets and liabilities in response to changes in market conditions.

Equity Price Risk

We hold investments in various common equity securities that are subject to price risk, and for certain of these securities, we utilize options to hedge this price risk. At December 31, 2004 and 2003, the fair value of such investments was $77 and $95 million, respectively. The potential change in the fair value of such investments, assuming a 10% change in equity prices net of the offsetting impact of any hedges, would be approximately $8 and $10 million at December 31, 2004 and 2003.

Credit Risk

The forward contracts, swaps, and options previously discussed contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, we minimize such risk exposures for these instruments by limiting the counterparties to large banks and financial institutions that meet established credit guidelines. We do not expect to incur any losses as a result of counterparty default.

New Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), which replaces FAS 123 and supercedes APB 25. FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. We will adopt FAS 123R in the third quarter of 2005, using the prospective method of adoption. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of FAS 123R. There will be no impact upon adoption, as we will already be expensing all unvested option and restricted stock awards.

In December 2004, the FASB issued FASB Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP 109-2”). FSP 109-2 provides guidance under FAS 109 with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act was enacted on October 22, 2004. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying FAS 109. We have not yet completed our evaluation of the impact of the repatriation provisions of the Jobs Act. Accordingly, as provided for in FSP 109-2, we have not adjusted our income tax provision or deferred tax liabilities to reflect the repatriation provisions of the Jobs Act.

The adoption of the following recent accounting pronouncements did not have a material impact on our results of operations or financial condition:

•	FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others—An Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34”;

•	FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51”;

•	FASB Statement No. 132(R) (revised 2003), “Employer’s Disclosures about Pensions and Other Post-Retirement Benefits—An Amendment of FASB Statements No. 87, 88, and 106”;

•	FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”;

•	FASB Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”;

•	FASB Statement No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity”; and

•	FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. As indicated in Note 1 to our consolidated financial statements, the amounts of assets, liabilities, revenue, and expenses reported in our financial statements are affected by estimates and judgments that are necessary to comply with generally accepted accounting principles. We base our estimates on prior experience and other assumptions that we consider reasonable to our circumstances. Actual results could differ from our estimates, which would affect the related amounts reported in our financial statements. While estimates and judgments are applied in arriving at many reported amounts, we believe that the following matters may involve a higher degree of judgment and complexity.

Contingencies—As discussed in Note 10 to our consolidated financial statements, we are involved in various legal proceedings and contingencies. We have recorded liabilities for these matters in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“FAS 5”). FAS 5 requires a liability to be recorded based on our estimate of the probable cost of the resolution of a contingency. The actual resolution of these contingencies may differ from our estimates. If a contingency is settled for an amount greater than our estimate, a future charge to income would result. Likewise, if a contingency is settled for an amount that is less than our estimate, a future credit to income would result.

Goodwill Impairment—The Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”), in June 2001. As a result of the issuance of this standard, goodwill is no longer amortized, but is subjected to annual impairment testing. Goodwill impairment testing requires that we estimate the fair value of our goodwill and compare that estimate to the amount of goodwill recorded on our balance sheet. The estimation of fair value requires that we make judgments concerning future cash flows and appropriate discount rates. Our estimate of the fair value of goodwill could change over time based on a variety of factors, including the actual operating performance of the underlying reporting units. Upon adoption of FAS 142, we recorded a non-cash impairment charge of $72 million ($0.06 per diluted share), as of January 1, 2002, related to our Mail Technologies business. The primary factor resulting in the impairment charge was the lower than anticipated growth experienced in the expedited mail delivery business. In conjunction with our annual test of goodwill in 2002, we recorded an additional impairment charge of $2 million related to our Mail Technologies business, resulting in total goodwill impairment of $74 million for 2002. Our annual impairment tests performed in 2003 and 2004 resulted in no goodwill impairment. As of December 31, 2004, our recorded goodwill was $1.255 billion.

Self-Insurance Accruals—We self-insure costs associated with workers’ compensation claims, automotive liability, health and welfare, and general business liabilities, up to certain limits. Insurance reserves are established for estimates of the loss that we will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. Recorded balances are based on reserve levels determined by outside actuaries, who incorporate historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in the determination of such reserves. We believe our estimated reserves for such claims are adequate, but actual experience in claim frequency and/or severity could materially differ from our estimates and affect our results of operations.

Pension and Postretirement Medical Benefits—The Company’s pension and other postretirement benefit costs are calculated using various actuarial assumptions and methodologies as prescribed by Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions” and Statement of Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” These assumptions include discount rates, health care cost trend rates, inflation, rate of compensation increases, expected return on plan assets, mortality rates, and other factors. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. We believe that the assumptions utilized in recording the obligations under our plans are reasonable based on input from our outside actuaries and other advisors and information as to historical experience and performance. Differences in actual experience or changes in assumptions may affect our pension and other postretirement obligations and future expense.

Financial Instruments—As discussed in Notes 2, 3, 8, and 16 to our consolidated financial statements, and in the “Market Risk” section of this report, we hold and issue financial instruments that contain elements of market risk. Certain of these financial instruments are required to be recorded at fair value. Fair values are based on listed market prices, when such prices are available. To the extent that listed market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations. Certain financial instruments, including over-the-counter derivative instruments, are valued using pricing models that consider, among other factors, contractual and market prices, correlations, time value, credit spreads, and yield curve volatility factors.

Changes in the fixed income, equity, foreign exchange, and commodity markets will impact our estimates of fair value in the future, potentially affecting our results of operations.

Depreciation, Residual Value, and Impairment of Fixed Assets—As of December 31, 2004, we had approximately $14.0 billion of net fixed assets, the most significant category of which is aircraft. In accounting for fixed assets, we make estimates about the expected useful lives and the expected residual values of the assets, and the potential for impairment based on the fair values of the assets and the cash flows generated by these assets.

In estimating the lives and expected residual values of aircraft, we have relied upon actual experience with the same or similar aircraft types. Subsequent revisions to these estimates could be caused by changes to our maintenance program, changes in the utilization of the aircraft, governmental regulations on aging aircraft, and changing market prices of new and used aircraft of the same or similar types. We periodically evaluate these estimates and assumptions, and adjust the estimates and assumptions as necessary. Adjustments to the expected lives and residual values are accounted for on a prospective basis through depreciation expense.

When appropriate, we evaluate our fixed assets for impairment. Factors that would indicate potential impairment may include, but are not limited to, a significant change in the extent to which an asset is utilized, a significant decrease in the market value of an asset, and operating or cash flow losses associated with the use of the asset.

In December 2003, we permanently removed from service a number of Boeing 727 and McDonnell Douglas DC-8 aircraft. As a result, we conducted an impairment evaluation, which resulted in a $75 million impairment charge during the fourth quarter for these aircraft (including the related engines), $69 million of which impacted the U.S. domestic package segment and $6 million of which impacted the international package segment.

In December 2004, we permanently removed from service a number of Boeing 727, 747 and McDonnell Douglas DC-8 aircraft. As a result of the actual and planned retirement of these aircraft, we conducted an impairment evaluation, which resulted in a $110 million impairment charge during the fourth quarter for these aircraft (including the related engines and parts), $91 million of which impacted the U.S. domestic package segment and $19 million of which impacted the international package segment.

These charges are classified in the caption “other expenses” within other operating expenses (see Note 13 to the consolidated financial statements). UPS continues to operate all of its other aircraft and continues to experience positive cash flow.

Income Taxes—We operate in numerous countries around the world and are subject to income taxes in many jurisdictions. We estimate our annual effective income tax rate based on statutory income tax rates in these jurisdictions and taking into consideration items that are treated differently for financial reporting and tax purposes. The process of estimating our effective income tax rate involves judgments related to tax planning and expectations regarding future events. The increasing profitability of our International segment increases the significance of our non-U.S. income tax provision to our overall effective income tax rate. We recognize deferred tax assets for items that will generate tax deductions or credits in future years. Realization of deferred tax assets requires sufficient future taxable income (subject to any carry-forward limitations) in the applicable jurisdictions. We make judgments regarding the realizability of deferred tax assets based, in part, on estimates of future taxable income. A valuation allowance is established for the portion, if any, of the deferred tax assets that we conclude cannot be realized. Income tax related contingency matters also affect our effective income tax rate. In this regard, we make judgments related to the identification and quantification of income tax related contingency matters.

Forward-Looking Statements

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Liquidity and Capital Resources” and other parts of this report contain “forward-looking” statements about matters that inherently are difficult to predict. The words “believes,” “expects,” “anticipates,” “we see,” and similar expressions are intended to identify forward-looking statements.

These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects and future results. We have described some of the important factors that affect these statements as we discussed each subject. Forward-looking statements involve risks and uncertainties, and certain factors may cause actual results to differ materially from those contained in the forward-looking statements.

Risk Factors

The following are some of the factors that could cause our actual results to differ materially from the expected results described in our forward-looking statements:

•	The effect of general economic and other conditions in the markets in which we operate, both in the United States and internationally. Our operations in international markets are also affected by currency exchange and inflation risks.

•	The impact of competition on a local, regional, national, and international basis. Our competitors include the postal services of the U.S. and other nations, various motor carriers, express companies, freight forwarders, air couriers and others. Our industry is undergoing rapid consolidation, and the combining entities are competing aggressively for business.

•	The impact of complex and stringent aviation, transportation, environmental, labor, employment and other governmental laws and regulations, and the impact of new laws and regulations that may result from increased security concerns following the events of September 11, 2001. Our failure to comply with applicable laws, ordinances or regulations could result in substantial fines or possible revocation of our authority to conduct our operations.

•	Strikes, work stoppages and slowdowns by our employees. Such actions may affect our ability to meet our customers needs, and customers may do more business with competitors if they believe that such actions may adversely affect our ability to provide service. We may face permanent loss of customers if we are unable to provide uninterrupted service. The terms of future collective bargaining agreements also may affect our competitive position and results of operations.

•	Possible disruption of supplies, or an increase in the prices, of gasoline, diesel and jet fuel for our aircraft and delivery vehicles as a result of war or other factors. We require significant quantities of fuel and are exposed to the commodity price risk associated with variations in the market price for petroleum products.

•	Cyclical and seasonal fluctuations in our operating results due to decreased demand for our services.